Exhibit 10.1

AMENDED AND RESTATED

UNITED AMERICA INDEMNITY, LTD.

ANNUAL INCENTIVE AWARDS PROGRAM

(Effective as of January 1, 2005)

Amended and Restated
United America Indemnity, Ltd.
Annual Incentive Awards Program

I. Purpose: The purposes of this Annual Incentive Awards Program (the “Program”) are:

1.	To encourage increased efficiency and profitability of United America Indemnity, Ltd. (the “Company” or “UAI”).

2. To reward Participants’ contributions to corporate success.

II. Compensation Philosophy.

UAI wishes to provide a comprehensive, competitive compensation program for its officers and certain other employees. The Program is intended to be an integral part of the total compensation opportunity offered by the organization to such employees. This incentive program is an adjunct to other forms of compensation provided by UAI and its subsidiaries.

III. Definition of Terms.

For purposes of the Program, terms have meanings as follows:

A.	“Award” means the amount earned by a Participant pursuant to the provisions of the Program.

B.	“Base Salary” means a Participant’s W-2 wages for a calendar year excluding any extraordinary compensation such as bonuses, stock options, deferred compensation or benefits which are taxable for federal income tax purposes. For purposes of the Program, Base Salary shall also include, however, any salary deferrals which represent the employee’s portion of contributions to a qualified benefit plan or deferred compensation plan offered by UAI and subsidiaries.

C.	“Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive any payments due from the Program in the event of the Participant’s death. Such a designation may, without notice to the Beneficiary, be changed or revoked by the Participant at any time and from time to time. The designation of the Beneficiary, and any change or revocation thereof, shall be made in writing and shall not be effective unless and until filed with and acknowledged by the Committee.

If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the amount payable from the Program shall be paid to the Participant’s estate.

If a person designated as a Beneficiary shall be a minor or a person who has been judged legally incompetent, UAI shall make payment on behalf of such Beneficiary to the Beneficiary’s guardian or conservator, but only if such guardian or conservator has provided to the Committee documentary evidence satisfactory to it as to the legal, valid and continuing authority of such guardian or conservator to act on behalf of such Beneficiary. Upon payment to such guardian or conservator, neither the Board of Directors (the “Board”), UAI, the Committee or any other agent, employee or officer of any of them shall have any further liability for such payment.

D.	“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

E.	“Code Section 162(m)” means the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

F.	“Committee” means the Compensation Committee of UAI, as designated from time to time by the Board, or its designee. When pertaining to Covered Participants and as otherwise necessary to comply with Code Section 162(m), “Committee” shall mean a subcommittee thereof consisting solely of “outside” directors, as such term is defined by Code Section 162(m).

G.	“Covered Participant” means a Participant who, on the last day of UAI’s taxable year, is the chief executive officer of UAI or is among the four highest compensated officers (other than the chief executive officer) of UAI as determined under Code Section 162(m).

H.	“Disability” means (i) “disability” as defined by long-term disability plan maintained by UAI or by the subsidiary or division thereof by which the Participant is employed and under which the Participant is covered or (ii) as determined by the Committee in its reasonable judgment.

I.	“Participant” means any employee of UAI or subsidiary who has been designated by the Committee as eligible to participate in the Program.

J.	“Performance Goals” means the objective performance goals established by the Committee, and if desirable for purposes of Code Section 162(m), based on one or more Performance Criteria (as defined in Annex A).

K.	“Program Year” means a twelve-month consecutive period commencing on each January 1 and ending on each December 31.

L.	“Retirement” means the Participant’s voluntary resignation in circumstances acceptable to the Committee.

IV. Designation of Participants.

A. The Participants shall be those employees (or class of employees) of UAI and subsidiaries who are designated by the Committee as being eligible to participate in the Program. The Committee shall create different sets of Award opportunities (“Tiers”) and shall assign Participants to such Tiers. With respect to non-Covered Participants, the Committee may designate, should it so choose, certain employees who would determine eligibility, Award opportunities and/or Award amounts from a bonus pool designated by the Committee for such non-Covered Participants (or Tiers thereof).

B. In order to be eligible to be a Participant for any Program Year, an individual must meet the criteria set forth in the Program both at the beginning and the end of the Program Year, except in those cases where a Participant’s employment with UAI and its subsidiaries has terminated due to Retirement, death or Disability, as provided in Section VI. Any deviation from this clause requires the prior written approval of the Committee.

V. Awards for Participants:

A. Basis for Earning Awards: Unless otherwise provided herein, Participants will earn an Award on the basis of achievement of the Performance Goals, as such goals are selected and determined by the Committee. If the Committee so elects, certain Participants who are not Covered Participants may be eligible for discretionary bonuses based on their individual performance.

B. Award Opportunities:

A Participant’s Award opportunity shall be determined by the Committee, or its designate, as provided in Section IV, and may provide for different levels of Awards depending on varying achievement of the Performance Goals.

Award opportunities under the Program may be expressed as a percentage of the Base Salary, and may range from 5% to 200%, or may be expressed as specific dollar amounts; provided that in no event shall an Award under the Program exceed $1,000,000.

C. Determination of Awards Earned:

The Committee will establish the specific Performance Goals which must be attained in order to receive Awards hereunder. With respect to Covered Participants, such goals shall be established in writing prior to the beginning of a Program Year or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals is substantially uncertain.

Upon receipt of the audited financials for the Company, the Committee (or with respect to Committee-designated non-Covered Participants, such Participants’ supervisors) shall determine whether and to what extent the Performance Goals for the Program Year were achieved. The Committee may, in its sole discretion, disregard (or adjust for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances; provided however that, to the extent such discretion would be impermissible under Code Section 162(m) or otherwise violate Code Section 162(m), the Committee shall not exercise such discretion with respect to any Covered Participant’s Award.

Notwithstanding the foregoing, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than or more than what the Participant’s Award would otherwise be hereunder; provided that in no instance shall the Committee increase the amounts otherwise payable to a Covered Participant.

VI. Payment of Awards.

A Participant shall be entitled to receive payment in an amount equal to his/her Award no later than March 15 of the year following the Program Year to which payment relates. Notwithstanding the foregoing, in order to be eligible for payment of an Award for any Program Year, a Participant must be continuously employed by UAI or its subsidiaries through the close of the Program Year, except in the case of a Participant whose employment terminates on account of Retirement, death, or Disability. In the case of a Participant whose employment has terminated during the Program Year due to Retirement, death or Disability, that Participant or his/her Beneficiary will qualify for a pro-rated portion of the Participant’s Award, based on (i) the number of complete calendar months of service which the Participant completed during that Program Year and (ii) the actual achievement of the Performance Goals for such Program Year, to be paid on or about the same time Awards are paid to active Participants under the Program. Any deviation from this clause requires the prior authorization of the Committee.

Any payments due to Beneficiaries under the Program will be paid at the time payment would otherwise have been made to the Participant, provided the identity and validity of such Beneficiary has been legally established.

Notwithstanding any other provision herein, (A) if an individual’s employment with UAI and subsidiaries is terminated on account of conduct detrimental to UAI’s best interests, then the Committee, in its sole discretion (and not subject to challenge by the Participant in any way), may cancel payment of any Award that has been earned under the Program but has not yet been paid and (B) if a Participant resigns for any reason prior to the payment of an Award, the Participant shall not be entitled to any payment under the Program.

No Award shall be paid to any Covered Participant before the Committee certifies in writing that the relevant Performance Goals (except to the extent permitted under Code Section 162(m) and provided above with regard to Retirement, death or Disability) were in fact satisfied.

VII. Program Administration.

The Program shall be administered by the Committee. The Committee shall have the authority to (i) interpret the Program in its sole and absolute discretion based upon the Program’s provisions, (ii) certify attainment of Performance Goals, and (iii) make all other determinations necessary or desirable for the Program’s administration; and such decisions of the Committee shall be final, conclusive and binding on all parties. The Program is intended to comply with Code Section 162(m) with respect to Covered Participants, and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.

The designation of an individual as a Participant for a particular Program Year shall not confer upon such individual the right to be designated as a Participant in a subsequent Program Year.

An individual who has been designated by the Committee as a Participant for a Program Year shall be notified in writing no later than April 30 of the Program Year of such designation, provided that Covered Participants shall be notified in writing prior to the beginning of such Program Year or at such later date as permitted under Code Section 162(m).

UAI shall deduct from any distributions made to Participants or Beneficiaries under the Program any applicable federal, state or local taxes which UAI may be required to deduct under the law and all amounts distributed under the Program are stated herein before any such deductions.

No Participant or other person shall have an interest in any fund or any specific assets of UAI and subsidiaries by reason of being a Participant in the Program or any right to receive any distribution under the Program except and to the extent expressly provided in the Program.

The designation of an individual as a Participant under the Program shall not be construed as conferring upon such individual any right to remain in the employ of UAI and subsidiaries. With respect to any Participant, UAI and subsidiaries’ right to discipline, promote, demote, reassign or terminate for any reason they deem fit shall not be affected in any manner by reason of such individual’s designation as a Participant in the Program.

All questions or controversies arising in any manner between the parties or persons in connection with the Program or its operation, whether as to any claim for benefits, or as to the construction of language or meaning of the Program, or rules and regulations adopted by the Committee, or as to any writing, decision, instrument or account in connection with the operation of the Program or otherwise, shall be submitted to the Committee for decision.

VIII. No Assignment or Alienation.

Except as otherwise required by law, no right or interest (which right shall simply be a contractual right) of any Participant hereunder shall be assigned, transferred or pledged voluntarily or involuntarily and any attempt to do so shall be void, nor shall such rights or interests be subject to attachment or other claims of creditors.

IX. General.

All actions taken or determinations made by the Committee shall be final and binding and all concerned and nothing in the Program shall be deemed to give any Participant, Beneficiary, legal representatives or assigns any right to participate in the Program except as determined by the Committee pursuant to the provisions in the Program.

X. Program Amendment and Termination.

The Company reserves the right in the Board (or a duly authorized committee thereof) to amend, suspend or terminate the Program or to adopt a new plan in place of the Program at any time; provided, that no such amendment shall, without the prior approval of the Company’s shareholders in accordance with applicable law to the extent required for the Program to continue to comply with the requirements of Code Section 162(m): (i) materially alter the Performance Criteria (as defined in Annex A) set forth in Annex A; (ii) change the class of eligible employees set forth in Article IV; (iii) increase the maximum amount set forth in Article V; or (iv) implement any other change to a provision of the Program. Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award for a Program Year otherwise payable hereunder.

XI. Governing Law.

The Program and any amendments thereto shall be construed, administered, and governing in all respects in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

ANNEX A

UNITED AMERICA INDEMNITY, LTD.
PERFORMANCE CRITERIA

Performance Goals intended to comply with Code Section 162(m) shall be based on one or more of the following performance criteria (“Performance Criteria”): (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s common stock; (x) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xi) the attainment of certain GAAP insurance operating ratios; or (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs. For purposes of item (i) above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria.